Exhibit 5.1

February 17, 2017	Orrick, Herrington & Sutcliffe LLP
The Orrick Building 405 Howard Street

PG&E Corporation 77 Beale Street San Francisco, CA 94177	San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

Re:	PG&E Corporation

Registration Statement (File No. 333-215425)

Ladies and Gentlemen:

We have advised PG&E Corporation, a California corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-215425), filed by the Company on January 4, 2017 with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”) and Amendment No. 1 to such registration statement filed by the Company with the Commission on January 19, 2017 (as amended, the “Registration Statement”), for the purpose of registering various securities under the Securities Act, including, among other securities, the Company’s common stock (without par value), to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the offer and sale by the Company of shares of its common stock (without par value), having an aggregate gross sales price of up to $275,000,000 but in no event more than 11,041,454 shares (the “Shares”) as described in the Company’s Prospectus, dated January 25, 2017 (the “Prospectus”), which is a part of the Registration Statement, and its Prospectus Supplement, dated February 17, 2017 (the “Prospectus Supplement”). The Shares are being offered to the public in accordance with an Amended and Restated Equity Distribution Agreement, dated February 17, 2017, among the Company, BNY Mellon Capital Markets, LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC (the “Distribution Agreement”). The Company is filing the Distribution Agreement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement, the Prospectus, the Prospectus Supplement, the Distribution Agreement and copies of the Company’s Restated Articles of Incorporation and Bylaws, each as certified to us by an officer of the Company. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

PG&E Corporation February 17, 2017 Page 2

On the basis of such examination and review, we advise you that, in our opinion, as of the date hereof, the Shares have been duly authorized for issuance and sale pursuant to the Distribution Agreement; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Distribution Agreement, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Yours very truly, /s/ Orrick, Herrington & Sutcliffe LLP ORRICK, HERRINGTON & SUTCLIFFE LLP